Exhibit 99.1

INSTRUCTIONS FOR USE OF

EASTERN VIRGINIA BANKSHARES, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT EAGLE ROCK PROXY ADVISORS, LLC,

OUR INFORMATION AGENT, AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $2.00 per share (the “Common Stock”), as described in the Company’s Prospectus, dated May [            ], 2013 (the “Prospectus”). Record Holders of Common Stock at 5:00 p.m., Eastern time, on May 3, 2013 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”). An aggregate of 1,098,901 Underlying Shares are being offered by the Prospectus. Each Record Holder will receive one Right for every share of Common Stock owned of record as of 5:00 p.m., Eastern time, on the Record Date.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern time, on Friday, June 14, 2013, unless extended by the Board of Directors of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Registrar and Transfer Company (the “Subscription Agent”) after 5:00 p.m., Eastern time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Board of Directors of the Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each Right allows the holder thereof to subscribe for 0.181051448 of a share of Common Stock (the “Basic Subscription Right”) at the cash price of $4.55 per whole share (the “Subscription Price”), subject to the Company’s right to limit the beneficial ownership of any individual shareholder to no more than 4.9% (unless such shareholder’s beneficial ownership exceeded 4.9% on the Record Date for the Rights Offering) (the “4.9% Rights Offering Restriction”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of the Basic Subscription Right will be eliminated by rounding down to the nearest whole share. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic Subscription Right that would entitle you to purchase 181 shares of common stock (181.051448 rounded down to the nearest whole share) at the Subscription Price of $4.55 per whole share, subject to the 4.9% Rights Offering Restriction.

A holder of Rights may exercise all or a portion of the Basic Subscription Right, subject to the 4.9% Rights Offering Restriction, or may choose not to exercise any of the Basic Subscription Right. However, if a holder of Rights does not fully exercise the Basic Subscription Right, such holder will not be entitled to purchase Excess Shares (as defined below) under the Over-subscription Privilege (as defined below).

In addition to the Basic Subscription Right, each holder of Rights who exercises his Basic Subscription Right in full will be eligible, subject to the 4.9% Rights Offering Restriction, to subscribe (the “Over-subscription Privilege”) at the same Subscription Price of $4.55 per whole share for additional shares of Common Stock if any Underlying Shares are not purchased by other holders of Rights under their Basic Subscription Rights as of the Expiration Date (the “Excess Shares”). Each holder of Rights may exercise his Over-subscription Privilege only if he exercised his Basic Subscription Right in full and other holders of Rights do not exercise their Basic Subscription Rights in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-subscription Privileges in proportion to the number of shares of Common Stock owned by such Right holder on the Record Date, relative to the number of shares of Common Stock owned on the Record Date by all Right holders exercising their Over-subscription Privilege, subject to the 4.9% Rights Offering Restriction. If this pro rata allocation results in any person receiving a greater number of Excess Shares than the person subscribed for pursuant to the exercise of the Over-subscription Privilege, then such person will be allocated only that number of Excess Shares for which the person over-subscribed, subject to the 4.9% Rights Offering Restriction, and the remaining Excess Shares will be re-allocated among all other persons exercising the Over-subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Excess Shares have been allocated.

For the purposes of determining their eligibility for the Over-subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Right in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Right. See “The Rights Offering—The Subscription Rights” in the Prospectus.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and executed Subscription Rights Certificate, with full payment of the total subscription amount, including final clearance of any uncertified personal checks, before 5:00 p.m., Eastern time, on the Expiration Date. Once you have exercised your Rights, you cannot revoke the exercise of your Rights. If you do not exercise your Rights before the Expiration Date, then they will expire without value and you will have no further rights under them.

The number of Rights that you have been allocated pursuant to your Basic Subscription Right is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the Subscription Rights Certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE, WITH FULL PAYMENT FOR ALL OF THE SHARES THAT YOU INTEND TO SUBSCRIBE FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON FRIDAY, JUNE 14, 2013, THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (UNLESS WE ARE REQUIRED BY LAW TO PERMIT REVOCATION). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise your Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate, together with payment in full of the total required subscription amount for all of the shares you intend to subscribe for pursuant to the Basic Subscription Right and the Over-subscription Privilege, to the Subscription Agent, by no later than 5:00 p.m., Eastern time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent.

Your payment of the Subscription Price must be made in U.S. dollars and must be delivered in one of the following ways:

•	uncertified personal check payable to “Registrar and Transfer Company”; or

•	wire transfer of immediately available funds using the following wire instructions:

For the Benefit of:	REGISTRAR AND TRANSFER COMPANY, As Subscription Agent for Eastern Virginia Bankshares, Inc., with reference to the certificate number and name listed on your Subscription Rights Certificate

Bank:	TD Bank 6000 Atrium Way Mount Laurel, New Jersey 08054
Account #:	2760535977
ABA #:	031201360

If you wish to make payment by wire transfer, you must reference the certificate number and name listed on your Subscription Rights Certificate.

Payments will be deemed to have been received upon clearance of any uncertified personal check or receipt by the Subscription Agent of any wire transfer of immediately available funds. If you pay by uncertified personal check, please note that your payment may take five or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the expiration of the Rights Offering period.

The Subscription Agent cannot accept certified checks or bank drafts.

The completed Subscription Rights Certificate and full payment of the total subscription amount must be delivered to the Subscription Agent by one of the methods described below:

By mail: Registrar and Transfer Company P.O. Box 645 Cranford, New Jersey 07016-0645	By hand or overnight courier: Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Company’s information agent for the Rights Offering, Eagle Rock Proxy Advisors, LLC, by calling (888) 669-2032 toll-free.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Brokers, dealers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-subscription Privilege in proportion to such beneficial owners’ request of Rights pursuant to the Over-subscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Right to purchase Underlying Shares to the full extent of the payment tendered, subject to the 4.9% Rights Offering Restriction.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Common Stock.

As soon as practicable following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate:

a.	Basic Subscription Right: The Subscription Agent will deliver to each Rights holder who validly exercised the Basic Subscription Right the number of shares of Common Stock purchased pursuant to the Basic Subscription Right, subject to the 4.9% Rights Offering Restriction. See “The Rights Offering—The Subscription Rights—Basic Subscription Right” in the Prospectus.

b.	Over-subscription Privilege: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-subscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-subscription Privilege, subject to the 4.9% Rights Offering Restriction. See “The Rights Offering—The Subscription Rights—Over-subscription Privilege” in the Prospectus.

c.	Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Over-subscription Privilege any excess amount, without interest or penalty, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-subscription Privilege. See “The Rights Offering—Subscription Privileges—Over-subscription Privilege” in the Prospectus.

3.	Sale or Transfer of Rights.

The Rights granted to you are non-transferrable and, therefore, you may not sell, transfer or assign your Rights to anyone.

4.	Commissions, Fees, and Expenses.

The Company will pay all fees charged by the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.

5.	Execution.

a.	Execution by Record Holder. The signature on the Subscription Rights Certificate must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a Record Holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a Record Holder (or signing in a representative or other fiduciary capacity on behalf of a Record Holder) nor an eligible institution, such as a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such Subscription Rights Certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., Eastern time, on the Expiration Date. Any uncertified personal check used to exercise the Rights must clear the appropriate financial institutions before 5:00 p.m., Eastern time on the

Expiration Date. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the Subscription Price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the Rights Offering to ensure that the payment is received and clears by that date.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Right and the Over-subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-subscription Privilege. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”

8.	Determinations Regarding the Exercise of Your Rights

The Company will resolve all questions regarding the validity and form of the exercise of Rights, including time of receipt and eligibility to participate in the Rights Offering. The Company’s determination will be final and binding. Once made, subscriptions and directions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Expiration Date, unless the Company waives them in its sole discretion. A subscription will be considered accepted, subject to the Company’s right to withdraw or cancel the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding. The Company will not be required to make uniform determinations in all cases.

Neither the Company, nor the Subscription Agent or Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and will not be liable for failure to notify you of any defect or irregularity. The Company reserves the right to reject your exercise of Rights if it determines that your exercise is not in accordance with the terms of the Rights Offering, as set forth in the Prospectus and these Instructions for Use, or in proper form. The Company will also not accept the exercise of your Rights if the Company’s issuance of shares of Common Stock to you could be deemed unlawful under applicable law.

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